Exhibit 99.2

FOR IMMEDIATE RELEASE

ATLANTIC EXPRESS TRANSPORTATION CORP.
ANNOUNCES RECEIPT OF CONSENT OF NOTE HOLDERS

Staten Island, New York, March 1, 2005 - Atlantic Express Transportation Corp. (the “Company”) announced today that it had received and accepted consents from the holders of a majority of the outstanding principal amount of its 12% Senior Secured Notes due 2008 and its Senior Secured Floating Rate Notes due 2008 pursuant to the Company’s Consent Solicitation Statement, dated February 15, 2005, and the related Consent Letter.  In accordance with the terms of the Consent Solicitation, (1) the solicitation of consents has terminated as of 5 p.m. New York City time on February 23, 2005, (2) consents may no longer be revoked and (3) holders who have not duly delivered their consents prior to such termination will not be entitled to receive the Consent Payment as defined in the Consent Solicitation Statement.

The Consent Solicitation and the payment of the consent fee remain subject to all of the terms and conditions contained in the Consent Solicitation Statement and the related Consent Letter, including the consummation of the offering of an additional $15.0 million of secured debt in the form of $15.0 million aggregate principal amount of the Company’s Third Priority Senior Secured Notes due 2008.  Copies of the official Consent Solicitation Statement and related information are available on request from Jefferies & Company, Inc., as information agent, by telephone at (973) 912-2762.

The Company is the fourth largest provider of school bus transportation in the United States and the leading provider in New York City, the largest market in which it operates.  The Company has contracts to provide school bus transportation in 138 school districts in New York, Missouri, Massachusetts, California, Pennsylvania, New Jersey, Illinois and Vermont.  The Company generally provides services for the transportation of open enrollment students through the use of standard school buses, and the transportation of physically or mentally challenged students through the use of an assortment of vehicles, including standard school buses, passenger vans and lift-gate vehicles, which are capable of accommodating wheelchair-bound students.  The Company has a fleet of approximately 5,800 vehicles to service its school bus operations, consisting of school buses, minivans and cars, lift and ramp-equipped vehicles, coaches and service and support vehicles.

For additional information please contact:

Domenic Gatto, President and Chief Executive Officer

718-442-7000 ext. 8060

Website:	www.atlanticexpress.com
E-mail address:	corporatehq@atlanticexpress.com

Information contained in this news release other than statements of historical fact are forward-looking statements subject to various risks and uncertainties.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results in such forward-looking statements include failure to obtain the requisite consent of the holders of the Notes as currently contemplated.